Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Announces 28% Y/Y Total Revenue Growth in the Third Quarter and Increase in Full-year 2024 Guidance; Reaffirms Long-term Guidance and Outlook
Third Quarter 2024 Total Revenues of $746 million (+28% Y/Y and +32% at Constant Currency Y/Y); Year-to-date 2024 Total Revenues of $2.11 billion (+19% Y/Y and +23% at Constant Currency Y/Y)
During the Quarter, Strong Demand Drove 54% Y/Y Revenue Growth for VOXZOGO®
During the Quarter, Revenues from Enzyme Therapies Portfolio Increased 27% Y/Y
Third Quarter 2024 GAAP Diluted Earnings Per Share (EPS) of $0.55 (+162% Y/Y); Year-to-date 2024 GAAP Diluted EPS of $1.56 (+103% Y/Y)
Third Quarter 2024 Non-GAAP Diluted EPS of $0.91 (+98% Y/Y); Year-to-date 2024 Non-GAAP Diluted EPS of $2.60 (+63% Y/Y)

Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., October 29, 2024 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the quarter and nine months ended September 30, 2024.
“The strategic and operational decisions we have made over the last nine months are driving strong performance, reflected in year-over-year revenue growth in the third quarter of 28% and accelerated profitability,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “We are executing on our new corporate strategy, focused on Innovation, Growth, and Value Commitment, as demonstrated by another quarter of strong financial performance and clinical progress as we advance potential new medicines for the patients we serve.”

Mr. Hardy added, “Strong global demand for VOXZOGO led to over 3,800 infants and children receiving treatment as of the end of the third quarter. In the U.S., the majority of new patient starts in the third quarter were for children under 5 years of age, reflecting strong adoption from families seeking VOXZOGO therapy for their infants and young children. Our Enzyme Therapies portfolio also delivered impressive results, with third quarter revenue growth of 27% year-over-year, evidence of the continued growth potential of this portfolio,” added Mr. Hardy. “Additionally, we made good progress advancing all of our innovative therapies under development. Within our CANOPY clinical program, we advanced our studies in five new indications with VOXZOGO. For hypochondroplasia, we are on track to complete enrollment in the Phase 3 registration-enabling study in the first half of 2025.”

Financial Highlights:
•Total Revenues for the third quarter of 2024 were $746 million, an increase of 28%, compared to the same period in 2023, driven by strong VOXZOGO contributions from new patient starts in all regions. In the quarter, revenues from BioMarin’s Enzyme Therapies (VIMIZIM®, NAGLAZYME®, ALDURAZYME®, BRINEURA® and PALYNZIQ®) increased 27% compared to the third quarter of 2023. The increase was driven by a combination of the timing of order fulfillment to Sanofi as the company recognizes ALDURAZYME revenues when the product is released and control is transferred to Sanofi, increased patient demand, and the timing of large government orders in certain regions outside the U.S. Partially offsetting the increase were lower KUVAN® product revenues attributed to continued generic competition as a result of the loss of market exclusivity in 2022.

•GAAP Net Income increased by $66 million to $106 million in the third quarter of 2024 compared to the same period in 2023. The increase was primarily due to higher gross profit driven by the factors noted above. The increase was partially offset by higher spend in Selling, General and Administrative (SG&A), primarily due to severance and other restructuring costs associated with organizational redesign efforts executed during the third quarter of 2024, higher income tax expense and the impact of ROCTAVIAN® inventory reserves on Cost of Sales.

•Non-GAAP Income increased by $89 million to $178 million in the third quarter of 2024 compared to the same period in 2023. The increase in Non-GAAP Income was primarily due to higher gross profit and lower SG&A expenses primarily related to sales and marketing activities for ROCTAVIAN outside of the U.S., Germany and Italy as the company executes on its updated strategy to focus commercial launch efforts on those three countries. The increase was partially offset by higher income tax expense and the impact of ROCTAVIAN inventory reserves on Cost of Sales.

3Q’24 Execution on New Corporate Strategy: Innovation, Growth, and Value Commitment

Innovation
•Skeletal Conditions: During the quarter, BioMarin advanced development across its CANOPY clinical program with VOXZOGO (vosoritide) in idiopathic short stature, Noonan syndrome, Turner syndrome, and SHOX deficiency, with the pivotal study in hypochondroplasia expected to complete enrollment in the first half of 2025. BioMarin’s long-acting C-type natriuretic peptide (CNP), BMN 333, remains on track for initiation of the first-in-human study in early 2025.

At the 16th International Skeletal Dysplasia Society meeting (ISDS) in September, BioMarin and its external research partners contributed to eight presentations (including four orals) discussing the value of vosoritide and the burden of illness in achondroplasia and related disorders. These data included showing that children with achondroplasia treated with VOXZOGO experienced meaningful improvements in addition to height, such as gains in health-related quality of life (HRQoL), and increased bone length while maintaining bone strength. Researchers also presented encouraging data from ongoing investigator-led studies of treatment in children with other genetic skeletal conditions, including hypochondroplasia and Noonan syndrome, as well as those with genetic variants often associated with idiopathic short stature such as aggrecan (ACAN) deficiency and heterozygous NPR2 mutations.

•Other Clinical Pipeline Programs: With BMN 351, BioMarin’s next generation oligonucleotide for Duchenne Muscular Dystrophy, the program has completed enrollment into the first dose cohort and initial proof-of-concept data is expected in 2025 (including muscle dystrophin levels after 25 weeks of dosing). With BMN 349, an oral therapeutic for Alpha-1 antitrypsin deficiency (AATD)-associated liver disease, the program completed the single-ascending dose (SAD) phase of the first-in-human study and is expected to start dosing the multiple-ascending dose (MAD) phase of the study by end of the year. Enrollment is complete in the phase 3 study with PALYNZIQ in adolescents ages 12-17, and the study is on track for data readout in 2025 to support a potential U.S. Supplemental Biologics License Application (sBLA) in the second half of the year.

•Pre-clinical Programs: With BMN 390, a compound for phenylketonuria which may lower hypersensitivity and enhance exposure, an IND is expected to be submitted in the second half of 2025. With BMN 370, a targeted nanobody for the prevention of bleeding in patients with low levels of von Willebrand factor levels, the company is progressing with pre-clinical work and targeting a potential IND submission for the second half of 2025.

Growth
•As of the end of the third quarter, over 3,800 children globally, many from infancy, were receiving VOXZOGO for the treatment of achondroplasia. VOXZOGO’s broad label has been especially important to those families pursuing maximum therapeutic benefit by beginning therapy at an early age.

•In the U.S., the largest single market opportunity, the majority of new patient starts in the quarter were for children under the age of 5 years. VOXZOGO's extensive safety and efficacy profile led more families to begin therapeutic intervention early to potentially impact craniofacial volume, foramen magnum area, body proportionality and quality of life, in addition to durable increases in growth velocity.

•Achondroplasia represents a global 24,000 total addressable patient population (TAPP). While the U.S. is the largest single market opportunity, markets outside of the U.S. represent approximately 90% of eligible patients. BioMarin is in the process of pursuing VOXZOGO access into more than 20 additional countries by 2027, providing the opportunity for even more children of all ages to benefit from the only approved medicine for the treatment of achondroplasia.

•Enzyme Therapies continue to be a significant driver of growth, with revenues increasing 13% year-to-date, compared to the same period in 2023. As outlined at Investor Day, BioMarin is implementing new initiatives to drive sustained growth of the Enzyme Therapies across the approximately 80 countries where these medicines are available.

Value Commitment

•During the quarter, the company made significant progress executing its financial strategy to deliver on its value commitment to stakeholders. Year-to-date, BioMarin’s GAAP Operating Margin of 15.3% expanded 6.4 percentage points Y/Y and Non-GAAP Operating Margin of 27.7% expanded 7.6 percentage points Y/Y while GAAP Diluted EPS of $1.56 increased 103% Y/Y and Non-GAAP Diluted EPS of $2.60 increased 63% Y/Y. These measures of profitability increased at rates faster than revenue growth, representing the company’s focus on operational efficiency.

•During the quarter, the company continued to benefit from its ongoing $500 million cost transformation program announced at Investor Day through the impact of prioritized program decisions and ongoing execution of the enterprise-wide reorganization.

•The company generated operating cash flows totaling $221 million in the third quarter, an increase of 63% compared to the same period last year. Total cash and investments at the end of the third quarter were approximately $1.5 billion, and with its increasing profitability, BioMarin is positioned to generate increasing operating cash flow into the future. In addition, BioMarin settled $495 million of convertible debt in cash during the quarter as planned, resulting in the retirement of approximately four million potentially dilutive shares. This was the first time that BioMarin retired a convertible note without issuing a new convertible instrument, thereby returning value to shareholders.

•Today, BioMarin increased full-year 2024 guidance for Total Revenues, Non-GAAP Operating Margin, and Non-GAAP Diluted EPS. The updated guidance highlights the sustained strong demand for VOXZOGO and growth trajectory of Enzyme Therapies, as well as BioMarin's commitment to expand profitability while investing in innovation.

•During the quarter, BioMarin reaffirmed long-term guidance and outlook previously provided at Investor Day on September 4, 2024, targeting:
◦Approximately $4 billion in Total Revenues in 2027;
◦40% Non-GAAP Operating Margin(1) starting in 2026 and growing to the low- to mid-40% range over time;
◦More than $1.25 billion operating cash flow per year starting in 2027;
◦Mid-teen compound annual growth rate (CAGR) for total revenues through 2034; and
◦Treatments for Skeletal Conditions to represent a greater than $5 billion revenue opportunity over time.

(1) Refer to Non-GAAP Information beginning on page 10 of this press release for a complete discussion of the company’s Non-GAAP financial information. Reconciliation of forward-looking Non-GAAP financial measures to the comparable information reported under U.S. GAAP is not available. Refer to Forward-Looking Non-GAAP Financial Information on page 5 for further information.

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change

Total Revenues	$746	$581	28%	$2,107	$1,773	19%

Net Product Revenues by Product:
VOXZOGO	$190	$123	54%	$527	$324	63%
VIMIZIM	$178	$159	12%	$549	$526	4%
NAGLAZYME	$132	$109	21%	$370	$322	15%
PALYNZIQ	$91	$79	15%	$255	$216	18%
ALDURAZYME	$71	$14	407%	$145	$89	63%
BRINEURA	$37	$41	(10)%	$121	$118	3%
KUVAN	$28	$43	(35)%	$93	$144	(35)%
ROCTAVIAN	$7	$1	600%	$16	$1	1,500%

GAAP Net Income	$106	$40	165%	$302	$147	105%
Non-GAAP Income (1)	$178	$89	100%	$506	$310	63%
GAAP Operating Margin %(2)	15.3%	5.3%		15.3%	8.9%
Non-GAAP Operating Margin %(2)	27.7%	16.2%		27.7%	20.1%
GAAP Diluted Earnings per Share (EPS)	$0.55	$0.21	162%	$1.56	$0.77	103%
Non-GAAP Diluted EPS (3)	$0.91	$0.46	98%	$2.60	$1.60	63%

	September 30, 2024	December 31, 2023
Total cash, cash equivalents & investments	$1,492	$1,685
(1)    Non-GAAP Income is defined by the company as reported GAAP Net Income, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items. The company also includes a Non-GAAP adjustment for the estimated income tax impact of reconciling items. Refer to Non-GAAP Information beginning on page 10 of this press release for a complete discussion of the company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
(2)     GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations divided by Total Revenues. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain specified items divided by Total Revenues.
(3)    Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP.

Forward-Looking Non-GAAP Financial Information
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from its strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

2024 Full-Year Financial Guidance (in millions, except % and EPS amounts) (Updated)

Item	Provided August 5, 2024			Updated October 29, 2024
Total Revenues	$2,750	to	$2,825	$2,790	to	$2,825
Non-GAAP Operating Margin % (1)	26%	to	27%	26.5%	to	27.5%
Non-GAAP Diluted EPS (1)(2)	$3.10	to	$3.25	$3.25	to	$3.35
(1)    Refer to Non-GAAP Information beginning on page 10 of this press release for definitions of Non-GAAP Operating Margin and Non-GAAP Diluted EPS.
(2)    Non-GAAP Diluted EPS guidance assumes approximately 200 million Weighted-Average Diluted Shares Outstanding.
BioMarin will host a conference call and webcast to discuss third quarter 2024 financial results today, Tuesday, October 29, 2024, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 888-596-4144	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-968-2525	Replay International Dial-in Number: 609-800-9909
Conference ID: 4980126	Conference ID: 4980126
About BioMarin
BioMarin is a global biotechnology company dedicated to translating the promise of genetic discovery into medicines that make a profound impact on the life of each patient. The San Rafael, California-based company, founded in 1997, has a proven track record of innovation with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin pursues treatments that offer new possibilities for patients and families around the world navigating rare or difficult to treat genetic conditions. To learn more, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Total Revenues, Non-GAAP Operating Margin percentage, and Non-GAAP Diluted EPS for the full-year 2024 and the underlying drivers of those results, such as the revenue opportunity represented by treatments for skeletal conditions, as well as the expectations relating to operating cash flow per year starting in 2027 and BioMarin’s compound annual growth rate (CAGR) for total revenues through 2034; BioMarin’s new corporate strategy and belief that such strategy will build on BioMarin’s legacy of innovation to deliver even greater value to the patients it serves around the world and position BioMarin for significant growth; BioMarin’s commitment to expand profitability while investing in innovation; BioMarin’s ability to accelerate the VOXZOGO opportunity; the continued growth potential of BioMarin’s Enzyme Therapies portfolio; the anticipated benefits from its organizational redesign efforts; BioMarin’s updated strategy for ROCTAVIAN and its anticipated benefits; the timing of orders for commercial products; BioMarin’s ability to meet product demand; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) the potential to leverage VOXZOGO in conditions beyond achondroplasia, such as hypochondroplasia, idiopathic short stature, Noonan syndrome, Turner syndrome, SHOX deficiency and other genetic short stature pathway conditions, (ii) the expected completion of enrollment for the pivotal study of VOXZOGO in hypochondroplasia in the first half of 2025, (iii) the expected expansion of VOXZOGO in the U.S. and BioMarin’s ability to enable VOXZOGO access into more than 20 additional countries by 2027, (iv) BioMarin’s expectation to initiate the first-in-human study for BMN 333 in early 2025, (v) BioMarin’s expectation to receive initial proof-of-concept data regarding BMN 351 in 2025, (vi) BioMarin’s expectation to start dosing the multiple-ascending dose phase of the study for BMN 349 by the end of the year, (vii) BioMarin’s expectation to receive data from the phase 3 study with PALYNZIQ in adolescents ages 12-17 in 2025 to support a potential U.S. Supplemental Biologics License Application in the second half of the year, (viii) BioMarin’s expectations to submit an IND for BMN 390 in the second half of 2025, and (ix) BioMarin’s expectation to potentially submit an IND for BMN 370 during the second half of 2025; the expected benefits and availability of BioMarin’s commercial products and product candidates; and potential growth opportunities and trends, including BioMarin’s plans to drive growth of its Enzyme Therapies across the 80 countries in which they are available.
These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; impacts of macroeconomic and other external factors on BioMarin’s operations; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, ROCTAVIAN®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2024 and 2023
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

REVENUES:
Net product revenues	$733,867	$568,266	$2,073,811	$1,739,390
Royalty and other revenues	11,873	13,063	32,791	33,629
Total revenues	745,740	581,329	2,106,602	1,773,019
OPERATING EXPENSES:
Cost of sales	188,457	128,041	444,096	394,132
Research and development	184,901	191,314	573,675	540,523
Selling, general and administrative	253,480	215,768	742,418	632,894
Intangible asset amortization	5,009	15,681	33,606	46,975
Gain on sale of nonfinancial assets	—	—	(10,000)	—
Total operating expenses	631,847	550,804	1,783,795	1,614,524
INCOME FROM OPERATIONS	113,893	30,525	322,807	158,495

Interest income	18,053	15,740	57,203	40,295
Interest expense	(2,968)	(3,779)	(10,089)	(11,237)
Other income (expense), net	5,463	(817)	2,203	(18,317)
INCOME BEFORE INCOME TAXES	134,441	41,669	372,124	169,236
Provision for income taxes	28,361	1,291	70,208	21,966
NET INCOME	$106,080	$40,378	$301,916	$147,270
EARNINGS PER SHARE, BASIC	$0.56	$0.21	$1.59	$0.78
EARNINGS PER SHARE, DILUTED	$0.55	$0.21	$1.56	$0.77
Weighted average common shares outstanding, basic	190,429	188,219	189,806	187,617
Weighted average common shares outstanding, diluted	197,147	191,173	196,683	195,042

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2024 and December 31, 2023
(In thousands of U.S. dollars, except per share amounts)

	September 30, 2024	December 31, 2023 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$675,448	$755,127
Short-term investments	254,996	318,683
Accounts receivable, net	777,547	633,704
Inventory	1,179,339	1,107,183
Other current assets	169,260	141,391
Total current assets	3,056,590	2,956,088
Noncurrent assets:
Long-term investments	561,985	611,135
Property, plant and equipment, net	1,045,408	1,066,133
Intangible assets, net	260,920	294,701
Goodwill	196,199	196,199
Deferred tax assets	1,530,779	1,545,809
Other assets	199,314	171,538
Total assets	$6,851,195	$6,841,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$715,658	$683,147
Short-term convertible debt, net	—	493,877
Total current liabilities	715,658	1,177,024
Noncurrent liabilities:
Long-term convertible debt, net	594,627	593,095
Other long-term liabilities	127,514	119,935
Total liabilities	1,437,799	1,890,054
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 190,553,918 and 188,598,154 shares issued and outstanding, respectively	191	189
Additional paid-in capital	5,739,910	5,611,562
Company common stock held by the Nonqualified Deferred Compensation Plan	(11,717)	(9,860)
Accumulated other comprehensive income (loss)	4,650	(28,788)
Accumulated deficit	(319,638)	(621,554)
Total stockholders’ equity	5,413,396	4,951,549
Total liabilities and stockholders’ equity	$6,851,195	$6,841,603

(1)    December 31, 2023 balances were derived from the audited Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2024.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2024 and 2023
(In thousands of U.S. dollars)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$301,916	$147,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,819	77,525
Non-cash interest expense	2,699	3,198
Accretion of discount on investments	(6,619)	(6,781)
Stock-based compensation	149,652	152,244
Gain on sale of nonfinancial assets	(10,000)	—
Impairment of assets and other non-cash adjustments	19,889	12,650
Deferred income taxes	13,709	(20,137)
Unrealized foreign exchange loss (gain)	(22,352)	5,454
Other	(1,254)	(224)
Changes in operating assets and liabilities:
Accounts receivable, net	(130,456)	(131,940)
Inventory	(29,259)	(97,948)
Other current assets	(19,939)	(59,389)
Other assets	(31,839)	(20,812)
Accounts payable and other short-term liabilities	68,019	56,333
Other long-term liabilities	10,229	14,333
Net cash provided by operating activities	387,214	131,776
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(65,894)	(67,774)
Maturities and sales of investments	478,436	751,677
Purchases of investments	(352,371)	(727,043)
Proceeds from sale of nonfinancial assets	10,000	—
Purchase of intangible assets	(11,225)	(3,141)
Other	1,141	—
Net cash provided by (used in) investing activities	60,087	(46,281)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	41,415	54,548
Taxes paid related to net share settlement of equity awards	(72,651)	(72,399)
Repayments of convertible debt	(494,987)	—
Payments of contingent consideration	—	(9,475)
Other	(3,083)	(2,241)
Net cash used in financing activities	(529,306)	(29,567)
Effect of exchange rate changes on cash	2,326	4,955
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(79,679)	60,883
Cash and cash equivalents:
Beginning of period	$755,127	$724,531
End of period	$675,448	$785,414

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP. The company’s presentation of percentage changes in total revenues at Constant Currency rates, which is computed using current period local currency sales at the prior period’s foreign exchange rates, is also a Non-GAAP financial measure. This measure provides information about growth (or declines) in the company’s total revenue as if foreign currency exchange rates had not changed between the prior period and the current period.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS, Non-GAAP Weighted-Average Diluted Shares Outstanding and Constant Currency are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Net Income to Non-GAAP Income (1)
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

GAAP Reported Net Income	$106	$40	$302	$147
Adjustments
Stock-based compensation expense - COS	5	4	12	13
Stock-based compensation expense - R&D	11	14	45	49
Stock-based compensation expense - SG&A	27	30	93	90
Amortization of intangible assets	5	16	34	47
Gain on sale of nonfinancial assets (2)	—	—	(10)	—
Severance and restructuring costs (3)	44	(1)	86	(1)
Loss on investments (4)	—	—	5	13
Income tax effect of adjustments	(20)	(16)	(61)	(48)
Non-GAAP Income	$178	$89	$506	$310

Reconciliation of Certain GAAP Reported Information to Non-GAAP Information(1)
(in millions of U.S. dollars, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024		2024
	Dollar	Percentage	Dollar	Percentage
GAAP Change in Total Revenues	$165	28%	$334	19%
Adjustment for unfavorable impact of foreign currency exchange rates on product sales denominated in currencies other than U.S. dollars	23		75
Non-GAAP change in Total Revenues at Constant Currency	$188	32%	$409	23%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	Percent of GAAP Total Revenue	2023	Percent of GAAP Total Revenue	2024	Percent of GAAP Total Revenue	2023	Percent of GAAP Total Revenue

GAAP Income from Operations	$114	15.3%	$31	5.3%	$323	15.3%	$158	8.9%
Adjustments
Stock-based compensation expense	43	5.7	48	8.3	150	7.2	152	8.6
Amortization of intangible assets	5	0.7	16	2.8	34	1.6	47	2.7
Gain on sale of nonfinancial assets (2)	—	—	—	—	(10)	(0.5)	—	—
Severance and restructuring costs (3)	45	6.0	(1)	(0.2)	87	4.1	(1)	(0.1)
Non-GAAP Income from Operations	$207	27.7%	$94	16.2%	$583	27.7%	$357	20.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

GAAP Diluted EPS	$0.55	$0.21	$1.56	$0.77
Adjustments
Stock-based compensation expense	0.22	0.24	0.76	0.76
Amortization of intangible assets	0.03	0.08	0.17	0.24
Gain on sale of nonfinancial assets (2)	—	—	(0.05)	—
Severance and restructuring costs (3)	0.22	—	0.44	—
Loss on investments (4)	—	—	0.03	0.06
Income tax effect of adjustments	(0.11)	(0.07)	(0.31)	(0.23)
Non-GAAP Diluted EPS	$0.91	$0.46	$2.60	$1.60

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Represents a payment triggered by a third party's attainment of a regulatory approval milestone related to previously sold intangible assets.
(3)    These amounts were included in SG&A and represent severance and restructuring costs related to the company's 2024 portfolio strategy review and the associated organizational redesign efforts announced in the second and third quarters of 2024. These amounts also include impairments of certain right-of-use and fixed assets.
(4)    Represents a downward adjustment to non-marketable equity securities recorded in Other income (expense), net.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

GAAP Weighted-Average Diluted Shares Outstanding	197.1	191.2	196.7	195.0
Adjustments
Common stock issuable under the company’s convertible debt (1)	—	8.4	—	4.4
Non-GAAP Weighted-Average Diluted Shares Outstanding	197.1	199.6	196.7	199.4
(1)     Common stock issuable under the company’s convertible debt was excluded from the computation of GAAP Weighted-Average Diluted Shares Outstanding when they were anti-dilutive. If converted, for the prior year comparative period, the company would have issued approximately 4.4 million shares under the convertible notes due in 2027 and 4 million shares under the convertible notes that matured on August 1, 2024.